Exhibit 99

Source: The Savannah Bancorp, Inc.


     SAVANNAH BANCORP REPORTS FIRST QUARTER EARNINGS INCREASE OF 5.8 PERCENT
                     AND A DIVIDEND INCREASE OF 3.1 PERCENT

Tuesday April 27, 10:18 am ET

     SAVANNAH,   Ga.--(BUSINESS  WIRE)--April  27,  2004--The  Savannah  Bancorp
(NasdaqNM:SAVB) reported net income for the first quarter 2004 of $1,140,000, up 5.8 percent from $1,077,000 in 2003. Net income per diluted share was 34 cents compared to 32 cents per share in the first quarter of 2003, an increase of 6.3 percent. Excluding net startup losses of $91,000 for the new Harbourside Mortgage loan production office on Hilton Head Island, SC, net income would have increased by 14 percent over the first quarter of 2003.

Loans totaled $416 million at March 31, 2004 compared with $346 million one year earlier, an increase of 20 percent. Excluding Harbourside loans of $12.3 million, the increase was 17 percent. Additionally, Harbourside contributed $24 million in loans held for sale. Deposits totaled $425 million at March 31, 2004 and $355 million at March 31, 2003, an increase of 20 percent. Demand, savings and money market accounts increased 15 percent over the prior year as a result of focused efforts on core deposit growth and some movement from time deposits to money market accounts due to low rates. Total assets increased 22 percent to $523 million at the end of the first quarter, up from $427 million a year earlier.

Nonperforming assets decreased to $684,000 or 0.16 percent of total loans at March 31, 2004 from $2,271,000 or 0.66 percent of total loans at March 31, 2003. Net loan losses for the first quarter were $110,000, or 0.11 percent of average loans on an annualized basis. The first quarter provision for loan losses was $460,000 for 2004 and $270,000 in 2003, an increase of 70 percent. Excluding $100,000 in provision for Harbourside loans, the increase would have been 33 percent.

For the first quarter 2004 compared to the same period in 2003:

o Net interest income increased 14 percent. Excluding Harbourside net interest income of $204,000, the increase was 8.7 percent due to good loan growth offset by slightly lower net interest margin.

o Other income increased 19 percent. Excluding Harbourside other income of $34,000 and a $91,000 gain on sale of other real estate, the increase was 2.8 percent. Gains on sale of mortgage loans decreased by $30,000, or 17 percent due to significantly lower refinancing volume in the first quarter of 2004.

o Other expenses increased 14 percent. Excluding $282,000 of Harbourside costs, the increase was 3.8 percent. The lower comparable expense growth is primarily due to efficiencies realized from operations and technology investments made over the past two years.


Archie H. Davis, President & CEO said, "We continue to experience strong growth rates in loans and core deposits. We have a great team of bankers whose focused efforts have resulted in increased growth and earnings in each of our subsidiaries which exceeded our expectations for the first quarter. We expect a positive contribution to the bottom line this year from our new Harbourside Mortgage division."

Today, the Board of Directors voted to increase the quarterly cash dividend to
16.5 cents from 16 cents per share, an increase of 3.1 percent. The record date is May 7, 2004 and the dividend is payable on May 24, 2004. This dividend increase represents the tenth consecutive annual increase in the quarterly dividend rate.


The Savannah Bancorp, Inc., (SAVB) a bank holding company for The Savannah Bank, N.A. and Bryan Bank & Trust (Richmond Hill, Georgia), is headquartered in Savannah, Georgia. Harbourside Mortgage Company, a division of The Savannah Bank, N.A., is a loan production office on Hilton Head Island, SC that began business on October 1, 2003. SAVB began operations in 1990. Its primary businesses include deposit, credit, trust and mortgage origination services provided to local customers.


This press release may contain forward-looking statements as defined by federal securities law which involve significant risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: changes in interest rates; changes in accounting principles, policies, or guidelines; significant changes in the economic scenario: significant changes in regulatory requirements; and significant changes in securities markets. The Savannah Bancorp, Inc. does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. Any such statements are made in reliance on the safe harbor protections provided under the Private Securities Act of 1995.

                   THE SAVANNAH BANCORP, INC. AND SUBSIDIARIES
                       FIRST QUARTER FINANCIAL HIGHLIGHTS
                             MARCH 31, 2004 AND 2003
                                   (Unaudited)


PERFORMANCE RATIOS
----------------------------------------------------------------------
(thousands, except per share data)
BALANCE SHEET DATA                                                %
AT MARCH 31                                 2004      2003      CHANGE
----------------------------------------------------------------------
Total assets                              $523,450  $427,410       22
Interest-earning assets                    497,787   402,857       24
Loans                                      416,204   345,847       20
Allowance for loan losses                    5,417     4,600       18
Nonperforming assets                           684     2,271      (70)
Deposits                                   425,097   354,914       20
Interest-bearing liabilities               413,346   327,126       26
Shareholders' equity                        37,398    35,180      6.3
Allowance for possible
 loan losses to total loans                   1.30%     1.33%    (2.3)
Nonperforming assets to total loans           0.16%     0.66%     (76)
Loan to deposit ratio                        97.91%    97.45%     0.5
Equity to assets                              7.14%     8.23%     (13)
Tier 1 capital to risk-weighted assets       10.24%     9.92%     3.2
Book value per share                        $11.39    $10.72      6.3
Outstanding shares                           3,282     3,281      0.0

                                                                  %
FOR THE FIRST QUARTER                        2004      2003    CHANGE
----------------------------------------------------------------------
NET INCOME                                  $1,140    $1,077      5.8
Return on average assets                      0.92%     1.04%     (12)
Return on average equity                     12.33%    12.49%    (1.3)
Net interest margin                           3.85%     4.06%    (5.2)
Efficiency ratio                             60.03%    62.23%    (3.5)

PER SHARE DATA:
Net income - basic                           $0.35     $0.33      6.1
Net income - diluted                         $0.34     $0.32      6.3
Dividends                                    $0.16    $0.155      3.2

AVERAGE SHARES:
Basic                                        3,282     3,281      0.0
Diluted                                      3,362     3,337      0.7

             THE SAVANNAH BANCORP, INC. AND SUBSIDIARIES
                      CONSOLIDATED BALANCE SHEETS
                        MARCH 31, 2004 AND 2003
                              (Unaudited)
----------------------------------------------------------------------
              (Amounts in thousands, except share data)


                                                   MARCH 31         %
                                             -------------------
                                               2004       2003    Chg
                                             --------   --------  ----
ASSETS
Cash and due from banks                       $14,935    $17,239  (13)
Interest-bearing deposits                       5,538      2,662  108
Federal funds sold                             12,883     10,528   22
Investment securities,
   available-for-sale                          39,959     47,460  (16)
Loans held for sale                            24,544          0  100
Loans                                         416,204    345,847   20
Less allowance for loan losses                  5,417      4,600   18
-----------------------------------------------------------------
  Net loans                                   410,787    341,247   20
Premises and equipment, net                     4,771      4,712  1.3
Other real estate owned                           220        117   88
Bank-owned life insurance                       5,184          0  100
Other assets                                    4,629      3,445   34
-----------------------------------------------------------------
  Total assets                               $523,450   $427,410   22
=================================================================

LIABILITIES
Deposits:
   Noninterest-bearing demand                 $70,565    $63,029   12
   Interest-bearing demand                     83,429     68,106   22
   Savings                                     19,250     15,273   26
   Money market accounts                       72,430     68,119  6.3
   Time, $100,000 and over                     71,302     60,059   19
   Time, $100,000 - broker                     30,204          0  100
   Other time deposits                         77,917     80,328 (3.0)
-----------------------------------------------------------------
  Total deposits                              425,097    354,914   20
Securities sold under repurchase
   agreements                                  22,954     14,198   62
Other short-term borrowings                     8,309        462 1698
Federal Home Loan Bank advances                21,365     20,581  3.8
Subordinated debt                               6,186          0  100
Other liabilities                               2,141      2,075  3.2
-----------------------------------------------------------------
  Total liabilities                           486,052    392,230   24
-----------------------------------------------------------------
SHAREHOLDERS' EQUITY
 Common stock, par value $1 per
    share: authorized 79,860,000
    shares; issued 3,290,223 in 2004
    and 2003                                    3,290      3,290  0.0
 Preferred stock, par value $1:
    authorized 10,000,000 shares                    -          -
Capital surplus                                25,109     25,108  0.0
Retained earnings                               8,580      5,974   44
Treasury stock, at cost, 8,226 and
   9,289 shares in 2004 and 2003                 (147)      (161)  (9)
Net unrealized gains (losses) on
   available-for-sale securities                  566        969  (42)
-----------------------------------------------------------------
  Total shareholders' equity                   37,398     35,180  6.3
-----------------------------------------------------------------
  Total liabilities and shareholders' equity $523,450   $427,410   22
=================================================================

             THE SAVANNAH BANCORP, INC. AND SUBSIDIARIES
                   CONSOLIDATED STATEMENTS OF INCOME
                             (Unaudited)
----------------------------------------------------------------------
                  (thousands, except per share data)


                                      FOR THE THREE MONTHS ENDED
                                                March 31,
----------------------------------------------------------------   %
                                               2004     2003      Chg
----------------------------------------------------------------  ----
Interest income                              $6,224   $5,677      9.6
Interest expense                              1,733    1,733      0.0
----------------------------------------------------------------
NET INTEREST INCOME                           4,491    3,944       14
Provision for loan losses                       460      270       70
----------------------------------------------------------------
Net interest income after
  provision for loan losses                   4,031    3,674      9.7
----------------------------------------------------------------
NONINTEREST INCOME
Trust fees                                      108       92       17
Service charges on deposit accounts             392      406     (3.4)
Gains on sales of mortgage loans, net           142      172      (17)
Gain of sale other real estate, owned            91        0      100
Other income                                    205      121       69
----------------------------------------------------------------
   Total noninterest income                     938      791       19
----------------------------------------------------------------
NONINTEREST EXPENSE
Salaries and employee benefits                1,909    1,647       16
Occupancy expense                               447      413      8.2
Equipment expense                               259      235       10
Other operating expenses                        644      572       13
----------------------------------------------------------------
   Total non-interest expenses                3,259    2,867       14
----------------------------------------------------------------
Income before provision for income taxes      1,710    1,598      7.0
Provision for income taxes                      570      521      9.4
----------------------------------------------------------------
NET INCOME                                   $1,140   $1,077      5.8
================================================================

PER SHARE:
NET INCOME - BASIC                            $0.35    $0.33      6.1
================================================================
NET INCOME - DILUTED                          $0.34    $0.32      6.3
================================================================


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